EXHIBIT 4.5
DESCRIPTION OF COMMON STOCK
General
HollyFrontier Corporation (“HollyFrontier,” “we,” or “our”) is incorporated in the state of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation (“Certificate”) and by-laws (“By-Laws”) (each as amended and restated and in effect as of the date hereof). The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.
This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our Certificate and By-Laws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “Commission”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read those documents.
For more detailed information about the rights of our common stock, you should refer to our Certificate, By-Laws and the applicable provisions of Delaware law, including the DGCL, for additional information.
Common Stock
Our authorized common stock consists of 320,000,000 shares, par value $0.01 per share.
Dividend Rights
Each share of our common stock is entitled to participate equally in dividends as and when declared by our Board of Directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock.
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to them. Holders of our common stock do not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.
Liquidation Rights
If we liquidate or dissolve our business, whether voluntarily or involuntarily, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders, if any, receive their distributions.
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Other Matters
The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.
Anti-Takeover Provisions
Certain provisions of the DGCL, our Certificate and our By-Laws summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.
Preferred Stock
Our authorized preferred stock consists of 5,000,000 shares, par value $1.00 per share, issuable in series. Our Board of Directors can, without action by stockholders, issue one or more series of preferred stock. Our Board of Directors can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.
The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Stockholder Proposals and Director Nominations
Our stockholders can submit stockholder proposals and nominate candidates for our Board of Directors if the stockholders follow advance notice procedures described in our By-Laws. Generally, stockholders must submit a written notice between 90 and 120 days before the first anniversary of the date of our previous year’s annual stockholders’ meeting.
The notice must set forth specific information regarding the stockholder and the proposal or director nominee, as described in our By-Laws. These requirements are in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.
Proxy Access
Our By-Laws permit a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws and subject to the other terms and conditions set forth in our By-Laws. A stockholder’s Proxy Access Notice must be submitted not less than 120 calendar days before the first anniversary of the date our proxy statement was released to stockholders for the previous year’s annual stockholders’ meeting.
Stockholder Meetings; Action by Written Consent
Pursuant to our By-Laws, special meetings of stockholders may be called by the Chief Executive Officer or at the request in writing of a majority of our Board of Directors, a majority of the Executive Committee of HollyFrontier, or of stockholders owning a majority of the outstanding shares of our common stock. At any special meeting of the stockholders, only such nominations or business may be conducted or considered as shall have been properly brought before the meeting pursuant to the notice of meeting.
Our stockholders may act by written consent without a meeting, subject to the requirements in our By-Laws for setting a record date for the written consent. Any stockholder seeking to have the stockholders authorize or take corporate action must request that our Board of Directors fix a record date. Such notice must include the same information required for a stockholder proposal and be submitted to our Board of Directors as described in our By-Laws.
Size of Board and Vacancies; Removal
Our By-Laws provide that our Board of Directors will consist of between three and fourteen directors, as determined by resolution of the Board. Directors are elected to hold office until the next annual meeting. Vacancies on our Board of Directors shall be filled by a majority of the directors then in office.
Our By-Laws provide that at any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.
Delaware Anti-takeover Statute
We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:
•before that person became a 15% stockholder, our Board of Directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;
•upon completion of the transaction that resulted in the stockholder becoming a 15% stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); and
•after the transaction in which that person became a 15% stockholder, the business combination is approved by our Board of Directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.
Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.
Other Provisions
Our By-Laws provide that our By-Laws may be amended or repealed, or new by-laws may be adopted, only by the affirmative vote of the holders of not less than 67% of the stock issued and outstanding and entitled to vote at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of our Board of Directors. Our Certificate also provides that our Board of Directors is expressly authorized to amend or repeal our By-Laws.
Listing
Our common stock is listed on the New York Stock Exchange and trades under the symbol “HFC.”
Transfer Agent and Registrar
EQ Shareowner Services is our transfer agent and registrar.

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